UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT Pursuant

to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): June 17, 2014

SANGAMO BIOSCIENCES, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

000-30171	68-0359556
(Commission File Number)	(IRS Employer Identification No.)

501 Canal Blvd, Suite A100	Richmond, California 94804
(Address of Principal Executive Offices)	(Zip Code)

(510) 970-6000
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

On June 17, 2014, the board of directors (the “Board”) of Sangamo BioSciences, Inc. (the “Company”), upon recommendation from the Nominating and Governance Committee of the Company, appointed H. Stewart Parker to serve as a member of the Board effective immediately. Ms. Parker will serve until the Company’s 2015 annual meeting of stockholders, when she will be subject to re-election by a vote of the Company’s stockholders. The Board expects to appoint Ms. Parker to serve on a standing committee of the Board, to be determined at a later date.

Ms. Parker will receive the standard fees paid by the Company to all of its non-employee directors. At this time, the annual cash retainer is $30,000 and an additional annual retainer payment for Board committee service as appropriate. In addition, under the Automatic Option Grant Program in effect under the Sangamo 2013 Stock Incentive Plan, Ms. Parker received an option to purchase 50,000 shares of common stock of the Company (“Common Stock”) with an exercise price of $16.73 per share, which represents the closing sales price of the Common Stock on The NASDAQ Global Select Market on June 17, 2014. Each option is immediately exercisable for all option shares, but any shares purchased under the option will be subject to repurchase right by the Company upon cessation of Board service prior to vesting. The shares subject to the option will vest in successive equal monthly installments upon completion of each month of Board service over a three-year period.

On June 19, 2014, the Company issued a press release announcing the appointment of Ms. Parker to the Board. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 5.03 Amendments to Articles of Incorporation or By-laws; Change in Fiscal Year.

On June 17, 2014, the Board adopted and approved, effective immediately, the Second Amended and Restated By-laws of the Company (the “Amended By-laws”). The Amended By-laws make certain changes to the existing by-laws of the Company, including the following:

•	Adopt a majority vote standard for uncontested election of directors at the Company’s stockholder meetings. Under the Amended By-laws, a director nominee will be elected only if the number of shares voted “for” the nominee exceeds the number of shares voted “against” the nominee. Any incumbent director who does not receive the required majority votes must promptly submit his or her resignation to the Board. Within 90 days after the certification of the election results, the Nominating and Corporate Governance Committee of the Board must make a recommendation to the Board as to whether to accept or reject the resignation. In the case of any future contested elections of directors, directors will continue to be elected by a plurality of the votes cast.

•	Update the advance notice provisions for annual meetings of stockholders to, among other things:

o	provide that the procedures and requirements set forth in the advance notice provisions are the exclusive means for a stockholder to propose business, including nomination of candidates to be elected as directors of the Company, at a stockholder meeting, other than matters properly brought under Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

o	require stockholders making proposals or nominations to disclose, among other things, all ownership interests, hedges, short positions, economic and profit incentives and rights to vote with respect to any security of the Company;

o	require stockholders nominating directors to disclose the same information about a proposed director nominee that would be required if such director nominee were submitting a proposal and any material relationships between the stockholder proponents and the director nominees; and

o	require stockholders making proposals or nominations to provide a reasonably detailed description of all agreements, arrangements and understandings between proposing persons and other stockholders of the Company in connection with the proposed business or nomination;

•	Clarify the authority of the Chairman of the Board to call special meeting of stockholders, adjourn a meeting of stockholders and prescribe rules applicable to stockholder meetings.

•	Clarify that a committee of the Board has the authority to delegate responsibilities to subcommittees.

•	Update the Board’s authority to appoint inspector of election at stockholder meetings.

•	Update the notice procedures, including notices to stockholders, to permit electronic communications, including emails.

•	Provide that Delaware courts shall be the exclusive venue to adjudicate certain legal claims against the Company and its officers and directors, including stockholder derivative lawsuits and claims of breach of fiduciary duty owed by officers and directors.

•	Remove the requirement that Chief Financial Officer and Treasurer of the Company to give a bond in such amount satisfactory to the Board for the performance of their duties.

•	Provide specifically for the issuance of capital stock of the Company in electronic form.

The provisions in the Amended By-laws will be applicable to the Company’s 2015 Annual Meeting of Stockholders. The foregoing description of the Amended By-laws is qualified in its entirety by reference to the full text of the Amended By-laws, a copy of which is attached hereto as Exhibit 3.1 and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits. The following documents are filed as exhibits to this Current Report on Form 8-K:

Exhibit No.

3.1	Second Amended and Restated By-laws

99.1	Press Release Issued June 19, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DATE: June 19, 2014
SANGAMO BIOSCIENCES, INC.

	By:	/s/ EDWARD O. LANPHIER II
Edward O. Lanphier II
President, Chief Executive Officer